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                                                                    Exhibit 99.2

                    WESTINGHOUSE AIR BRAKE COMPANY ANNOUNCES
                            SHARE REPURCHASE PROGRAM

WILMERDING, Pa., October 14, 1999 - Westinghouse Air Brake Company (NYSE: WAB) (WABCO) today announced that its board has authorized a stock repurchase program of up to $13 million of the company's common stock. The timing and extent of purchases will depend upon market conditions, may be made by way of open market or privately negotiated purchases and will be made in accordance with applicable Securities and Exchange Commission regulations. The company will have no obligation to purchase any shares and may cancel or suspend the purchase of shares at any time. Repurchased common shares, if any, will be added to the company's treasury shares and will be used for general corporate purposes.

WABCO also announced the filing yesterday with the Securities and Exchange Commission of its Registration Statement on Form S-4 relating to its previously announced merger with MotivePower Industries, Inc. The shareholders meeting for each company is expected to be held on November 19th. WABCO's meeting will be held at the Westin William Penn in Pittsburgh at 10:00 a.m., local time.

Westinghouse Air Brake Company is North America's largest manufacturer of value added equipment for locomotives, railway freight cars and passenger transit vehicles. The Company's mission is to be the leading supplier of world class products and services to the railroad freight and transit industries, helping its customers to achieve higher levels of safety and productivity so they can compete more effectively.

\Contact: Alvaro Garcia-Tunon or Kristen L. Backo, Westinghouse Air Brake Company, 412 825-1000/
Additional information on the Company is available by contacting our web-site at (www.wabco-rail.com)
(WAB)                         -0-